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                                                  OMB Number           3235-0362
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Blume,                   Fred
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   (Last)               (First)                 (Middle)

             c/o Blank Rome Comisky & McCauley LLP, One Logan Square
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                                    (Street)

Philadelphia             PA                      19103
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

                            Prime Bancorp, Inc./PBNK

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

                                 December 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Report
      (check applicable line)

  X     Form Filed by One Reporting Person
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        Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                            5.             6.
                                 2.            3.            4.                              Amount of      Owner-
                                 Transaction   Transaction   Securities Acquired (A) or      Securities     ship
                                 Date          Code          Disposed of (D)                 Beneficially   Form:     7.
                                 (Month/       (Instr. 8)    (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                 Day/                                                        of Issuer's    (D) or    Indirect
1.                               Year)                                                       Fiscal Year    Indirect  Beneficial
Title of Security                                            --------------------------      (Instr. 3      (I)       Ownership
(Instr. 3)                                                    Amount   (A)or      Price       & 4)          (Instr.4) (Instr. 4)
                                                                       (D)
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Prime Bancorp Inc. Common Stock                                                                 6,400          D
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Prime Bancorp Inc. Common Stock                                                                   300          I      by Spouse
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*If the form is filed by more than one reporting person, see instruction 4(b)(v)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Phantom                                                                        Common
Stock Units        1-for-1  4/30/98   A       600.00         (1)      (1)      Stock    600.00   $22.50  600.00     D
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Phantom                                                                        Common
Stock Units        1-for-1  6/30/98   A        40.40         (1)      (1)      Stock     40.40   $24.75   40.40     D
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Phantom                                                                        Common
Stock Units        1-for-1  7/31/98   A        32.63         (1)      (1)      Stock     32.63   $20.25   32.63     D
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Phantom                                                                        Common
Stock Units        1-for-1  9/30/98   A        50.96         (1)      (1)      Stock     50.96   $19.625  50.96     D
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Phantom                                                                        Common
Stock Units        1-for-1  10/31/98  A        57.77         (1)      (1)      Stock     57.77   $18.50   57.77     D
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Phantom                                                                        Common
Stock Units        1-for-1  12/31/98  A        63.49         (1)      (1)      Stock     63.49   $15.75   63.49     D
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Explanation of Responses:

(1) The phantom stock units were accrued under the Prime Bancorp, Inc. Directors Deferred Compensation Plan and are to be settled 100% in cash upon the departure of the reporting person from the Board of Directors. All amounts have been adjusted to reflect the Issuer's 2-for-1 stock split during June, 1998.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                Fred Blume                                      2/16/99
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      **Signature of Reporting Person                             Date



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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